Exhibit 99.14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Investment Funds:

We consent to the use of our reports dated December 29, 2020, with respect to the financial statements and financial highlights of the Aberdeen International Sustainable Leaders Fund, Aberdeen Global High Income Fund, Aberdeen Global Equity Income Fund, each a series of Aberdeen Investment Funds, incorporated herein by reference, and to the references of our firm under the headings “Financial Statements” and “Financial Highlights” in the Combined Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 13, 2021